EXHIBIT 12

                             IBM CREDIT CORPORATION
                       STATEMENT RE COMPUTATION OF RATIOS
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

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
                                           THREE MONTHS
                                              ENDED
                                            MARCH 31,                      YEAR ENDED DECEMBER 31,
                                           ------------    --------------------------------------------------------
                                               1996          1995        1994        1993        1992        1991
                                           ------------    --------    --------    --------    --------    --------
Fixed Charges:
Interest expense........................     $106,280      $394,572    $306,125    $365,675    $445,816    $562,531
Approximate portion of rental expense
representative of the interest factor...          126           507       2,780       3,290       3,078       1,446
                                           ------------    --------    --------    --------    --------    --------
Total fixed charges.....................      106,406       395,079     308,905     368,965     448,894     563,977
Net earnings............................       73,928       230,475     250,589     220,220     219,270     200,221
Provision for income taxes..............       48,348       149,455     162,703     173,172     131,562     124,858
                                           ------------    --------    --------    --------    --------    --------
                                           ------------    --------    --------    --------    --------    --------
Earnings before income taxes and fixed
charges.................................     $228,682      $775,009    $722,197    $762,357    $799,726    $889,056
                                           ------------    --------    --------    --------    --------    --------
                                           ------------    --------    --------    --------    --------    --------
Ratio of earnings to fixed charges......         2.15          1.96        2.34        2.07        1.78        1.58
                                           ------------    --------    --------    --------    --------    --------
                                           ------------    --------    --------    --------    --------    --------
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